Exhibit 1.1

KKR & CO. INC.

45,000,000 Shares of 6.25% Series D Mandatory Convertible Preferred Stock

UNDERWRITING AGREEMENT

March 4, 2025

Morgan Stanley & Co. LLC
KKR Capital Markets LLC

As Representatives of the Underwriters

c/o Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

c/o KKR Capital Markets LLC
30 Hudson Yards
New York, New York 10001

Ladies and Gentlemen:

KKR & Co. Inc., a corporation organized under the laws of Delaware (the “Issuer”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, an aggregate of 45,000,000 shares of 6.25% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share, with an initial liquidation preference of $50.00 per share (the “Preferred Stock”) of the Issuer (the “Underwritten Shares”), and, at the option of the Representatives, up to an additional 6,750,000 shares of the Preferred Stock (the “Option Shares”). The Underwritten Shares and the Option Shares are herein referred to as the “Securities.” The Preferred Stock will be convertible into a variable number of shares of common stock, par value $0.01 per share, of the Issuer (the “Common Stock”), and such shares of Common Stock into which the Securities are convertible, together with any shares of Common Stock delivered in payment of dividends on the Securities, are hereinafter referred to as the “Underlying Shares.” The terms of the Preferred Stock will be set forth in the Certificate of Designation (the “Certificate of Designation”) to be filed by the Issuer under applicable Delaware law as an amendment to the Issuer’s Second Amended and Restated Certificate of Incorporation.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. The use of the neuter in this underwriting agreement (this “Agreement”) shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 24 hereof.

1.     Representations and Warranties.  The Issuer represents and warrants to and agrees with each of the Underwriters that:

(a)    The Issuer meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (file number 333-279233) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Securities.  Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Issuer may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you.  The Issuer will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b).  As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Issuer has advised you, prior to the Execution Time, will be included or made therein.  The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

(b)    On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date or any Additional Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act and the Exchange Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date or any Additional Closing Date, the Final Prospectus (together with any supplement thereto) will not, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer makes no representation or warranty as to the information contained in or omitted from the Registration Statement or the Final Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Issuer by or on behalf of any Underwriter through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

(c)    The Disclosure Package, as of the Execution Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Issuer by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

(d)    (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Sections 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Issuer or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Securities in reliance on the exemption in Rule 163, and (iv) at the Execution Time (with such date being used as the determination date for purposes of this clause (iv)), the Issuer was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405.  The Issuer agrees to pay the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e)    (i) At the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Securities and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Issuer was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Issuer be considered an Ineligible Issuer.

(f)    Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereto does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified.  The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Issuer by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8(b) hereof.

(g)    The Issuer is subject to and in full compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(h)    The Issuer is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus will not be, required to register as an investment company under the Investment Company Act.

(i)     The Issuer has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(j)     The Issuer has been duly organized, is validly existing as a corporation in good standing under the laws of the State of Delaware with full power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except to the extent that the failure to have such power and authority or to be so qualified or be in good standing would not have a material adverse effect on the condition (financial or otherwise), earnings, business or properties of the Issuer and the Subsidiaries (as defined below), taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(k)    Each subsidiary of the Issuer, including without limitation, KKR Group Holdings Corp., KKR Group Partnership L.P., The Global Atlantic Financial Group LLC and each of their respective subsidiaries, but not including the KKR Funds (as defined below) or their portfolio companies or investments (each a “Subsidiary” and, collectively, the “Subsidiaries”) and each of the KKR Funds, has been duly organized or formed, is validly existing as a corporation, limited liability company, general or limited or exempted limited partnership, trust or other entity, as applicable, in good standing (to the extent such concept exists in the jurisdiction in question) under the laws of the jurisdiction in which it is chartered, registered or organized with full corporate, limited liability company, partnership, trust or other entity power and authority, as applicable, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign corporation, limited liability company, partnership, trust or other entity, as applicable, and is in good standing (to the extent such concept exists in the jurisdiction in question) under the laws of each jurisdiction that requires such qualification, except to the extent that the failure to have such power and authority or to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. “KKR Funds” means, collectively, all Funds (as defined below) (excluding their portfolio companies and investments thereof, and excluding special purpose entities formed to acquire any such portfolio companies and investments) (i) sponsored or promoted by any of the Subsidiaries, (ii) for which any of the Subsidiaries acts as a general partner or managing member (or in a similar capacity) or (iii) for which any of the Subsidiaries acts as an investment adviser or investment manager; and “Fund” means any investment vehicle (whether open-ended or closed-ended) to manage investments on behalf of third party investors including, without limitation, an investment company, a general and limited partnership, a trust, a company or other business entity organized in any jurisdiction that provides for management fees, incentive fees or “carried interest” (or other similar profits allocations) to be borne directly or indirectly by investors therein.

(l)     All of the outstanding shares of capital stock, partnership interests, partnership units, member interests or other equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid (in the case of any Subsidiaries that are organized as limited liability companies, limited partnerships or other entities, to the extent required under the applicable limited liability company, limited partnership or other organizational agreement) and non-assessable (except in the case of interests held in partnerships, limited liability companies or similar entities under the applicable laws of other jurisdictions, in the case of any Subsidiaries that are organized as limited liability companies, as such non-assessability may be affected by Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or similar provisions under the applicable laws of other jurisdictions or the applicable limited liability company agreement and, in the case of any Subsidiaries that are organized as limited partnerships, as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware RULPA”) or similar provisions under the applicable laws of other jurisdictions or the applicable limited partnership agreement), and, to the extent owned directly or indirectly by the Issuer, are owned free and clear of any security interest, claim, lien or encumbrance, except (i) any security interest, claim, lien or encumbrance with respect to (A) the Third Amended and Restated Credit Agreement dated as of July 3, 2024 among Kohlberg Kravis Roberts & Co. L.P. and the other parties thereto, (B) the Credit Agreement dated as of May 7, 2024 among Global Atlantic Financial Limited and the other parties thereto, (C) the Fourth Amended and Restated 5-Year Revolving Credit Agreement dated as of April 4, 2024 among KKR Capital Markets Holdings, L.P. and the other parties thereto, (D) the 364-Day Revolving Credit Agreement dated as of April 4, 2024 among KKR Capital Markets Holdings L.P. and the other parties thereto, and (E) customary interest rate and foreign exchange swaps, if any, and (ii) in each case as disclosed in the Disclosure Package and the Final Prospectus or as would not reasonably be expected to have a Material Adverse Effect.

(m)   The statements in the Base Prospectus, Preliminary Prospectus and the Final Prospectus under the headings “Description of Capital Stock – Common Stock,” “Description of Mandatory Convertible Preferred Stock,” “Plan of Distribution,” “Certain United States Federal Income Tax Consequences,” and “Summary – Organizational Structure” fairly summarize the matters therein described in all material respects.

(n)    This Agreement has been duly authorized, executed and delivered by or on behalf of the Issuer.

(o)    The Securities to be issued and sold by the Issuer to the Underwriters hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, and upon the filing and effectiveness of the Certificate of Designation, will be duly and validly issued, fully paid and non-assessable and will conform to the description thereof in the Disclosure Package and the Final Prospectus; and the issuance of the Securities is not subject to any preemptive or similar rights that have not been duly waived.

(p)    The Certificate of Designation has been duly authorized by the Issuer and will have been duly executed and delivered by the Issuer and duly filed pursuant to applicable Delaware law on or before the Closing Date. The holders of the Preferred Stock will have the rights set forth in the Certificate of Designation upon filing of the Certificate of Designation under applicable Delaware law.

(q)    The Securities will be convertible into shares of Common Stock in accordance with the terms of the Preferred Stock set forth in the Certificate of Designation; a number of Underlying Shares equal to the Maximum Number of Underlying Shares (as defined below) has been duly authorized and reserved for issuance by all necessary corporate actions of the Issuer; all Underlying Shares, when issued upon such conversion or delivery (as the case may be) in accordance with the terms of the Preferred Stock set forth in the Certificate of Designation, will be duly authorized, validly issued, fully paid and non-assessable, will conform in all material respects to the descriptions thereof in the Disclosure Package and the Final Prospectus and will not be subject to any preemptive or similar rights. As used herein, “Maximum Number of Underlying Shares” means the product of (A) the sum of (x) a number of shares of Common Stock equal to the initial maximum conversion rate per share of the Preferred Stock set forth in the Certificate of Designation and (y) the maximum number of shares of Common Stock deliverable by the Issuer in respect of dividends payable per share of Preferred Stock (whether or not declared), multiplied by (B) the aggregate number of Securities (assuming the exercise in full of the option set forth in Section 2 herein), in each case in accordance with the terms of the Certificate of Designation.

(r)    No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, including the sale of the Securities and the issuance of a number of Underlying Shares equal to the Maximum Number of Underlying Shares issuable by the Issuer in accordance with the terms of the Preferred Stock set forth in the Certificate of Designation, or the execution, delivery and performance of the Certificate of Designation and the Securities, except such as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold and except for the filing of the Certificate of Designation with the State of Delaware and any such consents, approvals, authorizations, filings or orders the absence of which would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s)    None of the execution and delivery of this Agreement or the Certificate of Designation, the issuance and sale of the Securities and the issuance of a number of Underlying Shares equal to the Maximum Number of Underlying Shares issuable by the Issuer in accordance with the terms of the Preferred Stock set forth in the Certificate of Designation, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any of the Subsidiaries pursuant to (i) the charter or by-laws or comparable constituting documents of the Issuer or any of the Subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or any of the Subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of the Subsidiaries or any of their respective properties, which conflict, breach, violation or imposition would, in the case of clauses (ii) and (iii) above, either individually or in the aggregate with all other conflicts, breaches, violations and impositions referred to in this paragraph (s) (if any), have a Material Adverse Effect.

(t)    The historical financial statements and schedules (including the related notes) of the Issuer included or incorporated by reference in the Disclosure Package and the Final Prospectus present fairly in all material respects the financial position, the results of operations and the changes in cash flows of the entities purported to be shown thereby as of the dates and for the periods indicated in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and comply in all material respects with the requirements of the Act.

(u)    No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer, any of the Subsidiaries or any of the KKR Funds or its or their property is pending or, to the best knowledge of the Issuer, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(v)    None of the Issuer, any of the Subsidiaries nor any of the KKR Funds is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Issuer, any of the Subsidiaries or any of the KKR Funds of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer, any of the Subsidiaries or any of the KKR Funds or any of its or their properties, as applicable, which violation or default would, in the case of clauses (ii) and (iii) above, either individually or in the aggregate with all other violations and defaults referred to in this paragraph (v) (if any), have a Material Adverse Effect.

(w)   There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations, properties or partners’ capital of the Issuer and the Subsidiaries, taken as a whole, from that set forth in the Disclosure Package.

(x)    Deloitte & Touche LLP, whose reports are included or incorporated by reference in the Disclosure Package and the Final Prospectus, is and, during the periods covered by their reports, was an independent registered public accounting firm as required by the Act and the published rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(y)    The Issuer and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all material policies of insurance and fidelity or surety bonds insuring the Issuer or any of the Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect in all material respects; and none of the Issuer nor any of the Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(z)    Each of the Issuer, the Subsidiaries and the KKR Funds possess all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, and none of the Issuer, the Subsidiaries nor the KKR Funds has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto); each of the Issuer, the Subsidiaries and the KKR Funds, and each of their respective directors, officers, partners and employees, is a member in good standing of each federal, state or foreign exchange, board of trade, clearing house, association, self-regulatory or similar organization, as applicable, in each case as are necessary to conduct the businesses of the Issuer, the Subsidiaries and the KKR Funds, except as disclosed in the Disclosure Package and the Final Prospectus or as would not reasonably be expected to have a Material Adverse Effect.

(aa)  Each of the Issuer and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Disclosure Package and the Final Prospectus, since the end of the Issuer’s most recent audited fiscal year, there has been (i) no material weakness in the Issuer’s or any of the Subsidiaries’ internal control over financial reporting (whether or not remediated) and (ii) no change in the Issuer’s or any of the Subsidiaries’ internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Issuer’s or any of the Subsidiaries’ internal control over financial reporting.

(bb)  The Issuer maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(cc)  Each of the Issuer, the Subsidiaries and the KKR Funds (i) that is required to be in compliance with, or registered, licensed or qualified pursuant to, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Advisers Act”), the Investment Company Act, and the rules and regulations promulgated thereunder, or the U.K. Financial Services and Markets Act 2000 (the “FSMA”) and the rules and regulations promulgated thereunder, is in compliance with, or registered, licensed or qualified pursuant to, such laws, rules and regulations (and such registration, license or qualification is in full force and effect), to the extent applicable, except as disclosed in the Disclosure Package and the Final Prospectus or where the failure to be in such compliance or so registered, licensed or qualified would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) that is required to be registered, licensed or qualified as a broker-dealer or as a commodity trading advisor, a commodity pool operator or a futures commission merchant or any or all of the foregoing, as applicable, is so registered, licensed or qualified in each jurisdiction where the conduct of its business requires such registration, license or qualification (and such registration, license or qualification is in full force and effect other than those jurisdictions where approval is being applied for and pending), and is in compliance with all applicable laws requiring any such registration, licensing or qualification, except as disclosed in the Disclosure Package and the Final Prospectus or where the failure to be so registered, licensed, qualified or in compliance would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd)  To the knowledge of the Issuer, none of the Subsidiaries which act as a general partner or managing member (or in a similar capacity) or as an investment adviser or investment manager of any KKR Fund has performed any act or otherwise engaged in any conduct that would prevent the Issuer or such Subsidiary, as the case may be, from benefiting from any exculpation clause or other limitation of liability available to it under the terms of the management agreement or advisory agreement, as applicable, between the Issuer or such Subsidiary, as the case may be, and the KKR Fund except, in each case, as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee)  The statistical and market and industry-related data included in the Disclosure Package and the Final Prospectus are based on or derived from sources that the Issuer reasonably believes to be reliable and accurate in all material respects.

(ff)   Subsequent to the respective dates as of which information is given in each of the Disclosure Package and the Final Prospectus, (i) neither the Issuer nor any of the Subsidiaries has incurred any liability or obligation, direct or contingent, nor entered into any transaction; (ii) neither the Issuer nor any of the Subsidiaries has purchased any of their respective outstanding equity interests, nor declared, paid or otherwise made any dividend or distribution of any kind, except as disclosed in the subsequent events footnote in the financial statements for the year-ended December 31, 2024; and (iii) there has not been any change in the respective partners’ capital, short-term debt or long-term debt of any of the Issuer or the Subsidiaries, except in each case (x) as disclosed in each of the Disclosure Package and the Final Prospectus, respectively, or as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) any transaction effectuated pursuant to a plan to repurchase shares of Common Stock pursuant to an announced repurchase program including a plan that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act existing on the date hereof.

(gg)  The operations of each of the Issuer, the Subsidiaries and the KKR Funds are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the anti-money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), as applicable, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Issuer, the Subsidiaries or the KKR Funds with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

(hh)  None of the Issuer, the Subsidiaries nor the KKR Funds nor, to the knowledge of the Issuer, any director, officer, agent, employee or Affiliate of any of the Issuer, the Subsidiaries or the KKR Funds, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is currently subject to any sanctions (“Sanctions”) administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Issuer represents and covenants that it will not, directly or indirectly, use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any of the Issuer, the Subsidiaries or the KKR Funds, joint venture partner or other Person for the purpose of financing the activities of any person that is the subject of Sanctions.

(ii)    None of the Issuer, the Subsidiaries nor the KKR Funds, nor, to the knowledge of the Issuer, any director, officer, agent, employee or other person associated with, affiliated with or acting on behalf of any of the Issuer, the Subsidiaries or the KKR Funds, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to illegally influence official action or secure an improper advantage in violation of the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or similar law of any jurisdiction applicable to the Issuer, the Subsidiaries or the KKR Funds; and each of the Issuer, the Subsidiaries and the KKR Funds have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(jj)    Any certificate signed by any officer of the Issuer and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Issuer, as to matters covered thereby, to each Underwriter.

(kk)  The interactive data in the eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Disclosure Package and the Final Prospectus fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(ll)   Each of the Issuer and the Subsidiaries has timely filed all U.S. federal, and material U.S. state, local and foreign tax returns required to be filed through the date of this Agreement; all such returns were true and complete in all material respects; and all taxes shown as due and payable on such returns have been timely paid, or withheld and remitted, to the appropriate taxing authority, except (i) for any taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP or (ii) where failure to pay such taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.     Purchase and Sale.  (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Issuer the respective number of Underwritten Shares set forth opposite such Underwriter’s name in Schedule I hereto at a price per share (the “Purchase Price”) of $48.875; it being understood that the aggregate purchase price for the Securities is $2,199,375,000. In addition, the Issuer agrees to issue and sell the Option Shares to the several Underwriters as provided in this Agreement, and the Underwriters, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, solely to cover over-allotments, severally and not jointly, from the Issuer, the Option Shares at the Purchase Price less an amount per share equal to any dividends or distributions declared by the Issuer and payable on the Underwritten Shares but not payable on the Option Shares.  If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Underwriter shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Underwritten Shares set forth opposite the name of such Underwriter in Schedule I hereto bears to the aggregate number of Underwritten Shares being purchased from the Issuer by the several Underwriters, subject, however, to such adjustments to eliminate any fractional Securities as the Representatives in their sole discretion shall make. The Underwriters may exercise the option to purchase Option Shares at any time in whole, or from time to time in part, on or before the thirtieth day following the date of the Final Prospectus, by written notice from the Representatives to the Issuer.  Such notice shall set forth the aggregate number of Option Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered (the “Additional Closing Date”) and paid for, which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date or later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of this Agreement).  Any such notice shall be given at least two business days prior to the date and time of delivery specified therein (unless such date and time is the same date and time as the Closing Date).

3.      Delivery and Payment.  Delivery of and payment for the Underwritten Shares shall be made at 10:00 A.M., New York City time, on March 7, 2025, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Issuer or as provided in Section 9 hereof (such date and time of delivery and payment for the Underwritten Shares being herein called the “Closing Date”).  Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Issuer by wire transfer payable in same-day funds to the account specified by the Issuer.  Delivery of the Securities shall be made through the facilities of The Depository Trust Company, unless the Representatives shall otherwise instruct.

4.     Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Disclosure Package and that the Underwriters may offer and sell Securities to or through any affiliate of an Underwriter.

5.     Agreements.  The Issuer agrees with each Underwriter that:

(a)    The Issuer will furnish to each Underwriter and to counsel for the Underwriters, without charge, copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request. The Issuer will pay the expenses of printing or other production of all documents relating to the offering.

(b)    The Issuer will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule III hereto and will file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c)    The Issuer will not amend or supplement the Registration Statement or the Final Prospectus other than by the Issuer filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives; provided, however, that prior to the completion of the distribution of the Securities by the Underwriters (as defined by the Underwriters), the Issuer will not file any document under the Exchange Act that is incorporated by reference in the Registration Statement or the Final Prospectus unless, prior to such proposed filing, the Issuer has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document.  The Issuer will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Prospectus shall have been filed with the Commission. The Issuer will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing.  The Issuer will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Securities, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose.  The Issuer will use its best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(d)    If at any time when a prospectus relating to the Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Disclosure Package or the Final Prospectus as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Issuer promptly will (i) notify the Representatives of any such event; (ii) prepare and file with the Commission, subject to the requirements of Section 5(c), an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance; (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to the Representatives and counsel for the Underwriters without charge in such quantities as they may reasonably request.

(e)    The Issuer agrees that, unless it has or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Issuer that, unless it has or shall have obtained, as the case may be, the prior written consent of the Issuer, it has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Issuer with the Commission or retained by the Issuer under Rule 433, other than a free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule II hereto.  Any such free writing prospectus consented to by the Representatives or the Issuer is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Issuer agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(f)     The Issuer will arrange, if necessary, for the qualification of the Securities for sale by the Underwriters under the laws of such jurisdictions as the Representatives may designate (including Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Issuer be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Issuer will promptly advise the Representatives of the receipt of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g)    As soon as practicable, the Issuer will make generally available to its security holders and to the Representatives an earnings statement or statements of the Issuer and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(h)    The Issuer will cooperate with the Representatives and use their best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(i)     The Issuer will use the net proceeds received by the Issuer from the sale of the Securities pursuant to this Agreement in the manner specified in the Disclosure Package and the Final Prospectus under the caption “Use of Proceeds.”

(j)     The Issuer will not for the period between the Execution Time and 30 days after the date of the Final Prospectus (the “Lock-up Period”), without the prior written consent of the Representatives, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any Common Stock, securities similar to or ranking on par with or senior to the Common Stock or any securities convertible into or exercisable or exchangeable for the Common Stock or any such similar, parity or senior securities, or publicly disclose the intention to make any such offer, sale, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or any such similar, parity or senior securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or any such similar, parity or senior securities, in cash or otherwise.

The restrictions described above do not apply to (i) the issuance of shares of Common Stock or securities convertible into or exercisable for shares of Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of restricted stock units (including net settlement), in each case outstanding on the date of this Agreement and described in the Prospectus; (ii) grants of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock (whether upon the exercise of stock options or otherwise) to the Issuer’s employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the Closing Date and described in the Prospectus; (iii) the offer, sale and issuance of the Securities; (iv) the issuance of shares of Common Stock in connection with the acquisition by the Issuer or any of its subsidiaries of the securities, business, property or other assets of another person or business entity or pursuant to any employee benefit plan assumed by the Issuer in connection with any such acquisition or (v) the issuance of shares of Common Stock, of restricted stock awards or of options to purchase shares of Common Stock, in each case, in connection with joint ventures, commercial relationships or other strategic transactions; provided that, in the case of immediately preceding clauses (iv) and (v), the aggregate number of restricted stock awards and shares of Common Stock issued in connection with, or issuable pursuant to the exercise of any options issued in connection with, all such acquisitions and other transactions does not exceed 10% of the aggregate number of shares of Common Stock outstanding immediately following the consummation of the offering of the Securities and any recipient of more than 25,000 shares of Common Stock agrees in writing to be bound by the same terms described in the agreement attached hereto as Exhibit B; (vi) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this Agreement and described in the Prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; (vii) the issuance, if any, of Underlying Shares pursuant to the terms of the Certificate of Designation; or (viii) the issuance, if any, of shares of Common Stock issuable as dividends on the Preferred Stock.

(k)    The Issuer will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Securities.

(l)     The Issuer will, for a period of twelve months following the Execution Time, furnish to the Representatives (i) all reports or other communications (financial or other) regarding the Issuer generally made available to its security holders, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Issuer is listed and generally made available to the public and (ii) such additional information concerning the business and financial condition of the Issuer as the Representatives may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Issuer and its subsidiaries are consolidated in reports furnished to their security holders).

(m)   The Issuer agrees to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iii) the preparation, printing, authentication, issuance and delivery of the Securities; (iv) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (v) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vi) the registration of the Securities under the Exchange Act and the listing of the Securities on the New York Stock Exchange (“NYSE”); (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, Japan, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (viii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings); (ix) the transportation and other expenses incurred by or on behalf of representatives of the Issuer in connection with presentations to prospective purchasers of the Securities; (x) the fees and expenses of the Issuer’s accountants and the fees and expenses of counsel (including local and special counsel) for the Issuer in respect of the transactions contemplated hereby; (xi) any fees charged by the rating agencies for the rating of the Securities; and (xii) all other costs and expenses incident to the performance by the Issuer of its obligations hereunder.  It is understood, however, that the Underwriters will pay transfer taxes, if any, on resale of any of the Securities by them.

(n)    The Issuer will use its reasonable best efforts to list, subject to notice of issuance, the Securities and a number of Underlying Shares equal to the Maximum Number of Underlying Shares on the NYSE.

(o)    The “lock-up” agreements, each substantially in the form of Exhibit B hereto, as executed by the executive officers and directors of the Issuer listed on Exhibit C hereto relating to sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect during the Lock-up Period. During the Lock-up Period, the Issuer will not cause or permit any waiver, release, modification or amendment of any such stop transfer instructions or stop transfer procedures without the prior written consent of Morgan Stanley & Co. LLC.

(p)    The Issuer will reserve, and keep available at all times, beginning at the Closing Date, a number of Underlying Shares equal to the Maximum Number of Underlying Shares, free of preemptive or similar rights, for the purpose of issuance upon conversion of the Securities and payment of dividends on the Securities, as applicable.

(q)    The Issuer will, during the period from and including the date hereof through and including the earlier of (a) the purchase by the Underwriters of all of the Option Shares and (b) the expiration of the Underwriters’ option to purchase Option Shares, not do or authorize or cause any act or thing that would result in an adjustment of the “fixed conversion rates” (as defined in the Disclosure Package) of the Preferred Stock.

6.     Conditions to the Obligations of the Underwriters.  The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Issuer contained herein at the Execution Time, the Closing Date or any Additional Closing Date, to the accuracy of the statements of the Issuer made in any certificates pursuant to the provisions hereof, to the performance by the Issuer of its obligations hereunder and to the following additional conditions:

(a)    The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto, and any other material required to be filed by the Issuer pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b)    The Issuer shall have requested and caused Simpson Thacher & Bartlett LLP, counsel for the Issuer, to furnish to the Representatives its opinion and disclosure letter, dated the Closing Date and addressed to the Representatives, substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively.

(c)    The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Disclosure Package, the Final Prospectus (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Issuer shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d)    The Representatives shall have received on the Closing Date: (i) certificates, dated the Closing Date and each signed by an executive officer of the Issuer, on behalf of the Issuer to the effect that (x) each of the signers of such certificate has carefully examined the Disclosure Package and the Final Prospectus and any supplements or amendments thereto, and this Agreement, (y) the representations and warranties of the Issuer contained in this Agreement are true and correct on and as of the Closing Date and that the Issuer has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date and (z) since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), there has been no material adverse change, or any development involving a prospective material adverse change, in or affecting the condition (financial or otherwise) earnings, business or properties of the Issuer and the Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), provided that any executive officer signing and delivering such certificate may rely upon his or her knowledge as to proceedings threatened; and (ii) a certificate, dated the Closing Date and signed by the chief financial officer of the Issuer on behalf of the Issuer, substantially in the form attached hereto as Exhibit D.

(e)    At the Execution Time and at the Closing Date or any Additional Closing Date, as the case may be, Deloitte & Touche LLP shall have furnished to the Representatives letters, at the request of the Issuer, dated respectively as of the Execution Time, as of the Closing Date and as of the Additional Closing Date, as the case may be, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Disclosure Package, the Preliminary Prospectus and the Final Prospectus; provided that the letter delivered on the Closing Date or any Additional Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(f)    Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise) earnings, business or properties of the Issuer and the Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(g)    Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Issuer’s debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(h)    On or before the Closing Date, the Certificate of Designation shall have been filed under applicable Delaware law and become effective and the Issuer shall have delivered evidence of such filing and effectiveness to the Representatives.

(i)     On or before the Closing Date, the Issuer shall have filed the requisite listing application with the NYSE for the listing of a number of Underlying Shares equal to the Maximum Number of Underlying Shares on the NYSE (subject to adjustments as described in the Certificate of Designation).

(j)     Prior to the Closing Date or any Additional Closing Date, as the case may be, the Issuer shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be cancelled at, or at any time prior to, the Closing Date or any Additional Closing Date by the Representatives.  Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Underwriters, Davis Polk & Wardwell LLP, at 450 Lexington Avenue, New York, New York 10017, on the Closing Date or any Additional Closing Date, as the case may be.

7.     Reimbursement of Expenses.  If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Issuer to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Issuer, will reimburse the Underwriters severally through the Representatives on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.      Indemnification and Contribution.  (a) The Issuer agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees, Affiliates and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Securities as originally filed or in any amendment thereof, or arise out of or are based upon the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact included in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Securities, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 5(b) hereto, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Issuer will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of any Underwriter through the Representatives specifically for inclusion therein.  This indemnity agreement will be in addition to any liability that the Issuer may otherwise have.

(b)    Each Underwriter severally, and not jointly, agrees to indemnify and hold harmless the Issuer, its directors, its officers, and each person who controls the Issuer within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Issuer by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity.  This indemnity agreement will be in addition to any liability that any Underwriter may otherwise have.  The Issuer acknowledges that (i) the statements set forth in the first sentence of the last paragraph of the cover page regarding delivery of the Securities and (ii) under the heading “Underwriting,” the fourteenth, fifteenth, sixteenth and seventeenth paragraphs related to stabilization, syndicate covering transactions and penalty bids in the Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the Underwriters for inclusion in the Preliminary Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or any other written information used by or on behalf of the Issuer in connection with the offer or sale of the Securities, or in any amendment or supplement thereto.

(c)    Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)    In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Issuer and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Issuer and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer on the one hand and by the Underwriters on the other from the offering of the Securities; provided, however, that in no case shall any Underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuer and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer on the one hand and the Underwriters on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  Benefits received by the Issuer shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus.  Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Issuer on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Issuer and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Issuer within the meaning of either the Act or the Exchange Act and each officer and each director of the Issuer shall have the same rights to contribution as the Issuer, subject in each case to the applicable terms and conditions of this paragraph (d).

9.     Default by an Underwriter.  If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate amount of Securities set forth in Schedule I hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Issuer.  In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Issuer or any nondefaulting Underwriter for damages occasioned by its default hereunder.

10.   Termination.  This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Issuer prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in the Issuer’s Common Stock shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) there shall have occurred a material disruption in clearance or settlement services in the United States; (iii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is material and adverse and which, singly or together with any other event specified in this clause (iv), makes it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

11.    Research Analyst Independence.  The Issuer acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Issuer and other Subsidiaries and/or the offering that differ from the views of their respective investment banking divisions.  The Issuer hereby waives and releases, to the fullest extent permitted by law, any claims that the Issuer or any other Subsidiary may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Issuer or any other Subsidiary by such Underwriters’ investment banking divisions.  The Issuer acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the entities that may be the subject of the transactions contemplated by this Agreement.

12.   Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Issuer or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriters or the Issuer or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities.  The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

13.   Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to c/o Morgan Stanley & Co. LLC, 1585 Broadway, 29th Floor, New York, NY 10036, Attention: Investment Banking Division, fax: (212) 507-8999; KKR Capital Markets LLC, 30 Hudson Yards, New York, NY 10001, Attention: Legal Department, fax: (212) 859-4000; or, if sent to the Issuer, will be mailed, delivered or telefaxed to (212) 750-0003 and confirmed to it at 30 Hudson Yards, New York, New York 10001, Attention: Chief Legal Officer.

14.   Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and no other person will have any right or obligation hereunder.

15.   Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer and the Underwriters, or any of them, with respect to the subject matter hereof.

16.   Applicable Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17.   Waiver of Jury Trial.  The Issuer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.   No Fiduciary Duty.  The Issuer hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Underwriters and any Affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Issuer and (c) the Issuer’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Issuer agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Issuer on related or other matters). The Issuer agrees that they will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Issuer, in connection with such transaction or the process leading thereto. The Issuer acknowledges that in connection with the offering of the Securities none of the activities of the Underwriters in connection with the transactions contemplated herein constitutes a recommendation, investment advice, or solicitation of any action by the Underwriters with respect to any entity or natural person.

19.   Waiver of Tax Confidentiality.  Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

20.   Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

21.   Counterparts.  This Agreement or any document to be signed in connection with this Agreement may be signed in one or more counterparts by manual, facsimile or electronic signature, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

22.   Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

23.   Recognition of the U.S. Special Resolution Regimes.  In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(a)    “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

(b)    “Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(c)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(d)    “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

24.   Definitions.  The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Base Prospectus” shall mean the base prospectus referred to in Section 1(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

 “Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, and any other pricing information set forth in Schedule II hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Prospectus” shall mean the prospectus supplement relating to the Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in Section 1(a) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in Section 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Securities that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Regulation D” shall mean Regulation D under the Act.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Act.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Issuer and the Representatives, acting on behalf of the Underwriters.

Very truly yours.

KKR & Co. Inc.

By:	/s/ Robert H. Lewin
	Name:	Robert H. Lewin
	Title:	Chief Financial Officer

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Morgan Stanley & Co. LLC

By:	/s/ Timothy O’Connor
Name: Timothy O’Connor
Title: Executive Director

KKR Capital Markets LLC

By:	/s/ Craig Lee
Name: Craig Lee
Title: Authorized Signatory

For themselves and the other several Underwriters
named in Schedule I to the foregoing Agreement.

SCHEDULE I

Underwriters	Number of Securities to be Purchased
Morgan Stanley & Co. LLC	12,600,000
KKR Capital Markets LLC	12,600,000
Goldman Sachs & Co. LLC	4,500,000
UBS Securities LLC	4,500,000
Barclays Capital Inc.	630,000
BofA Securities, Inc.	630,000
CIBC World Markets Corp.	630,000
Citigroup Global Markets Inc.	630,000
Evercore Group L.L.C.	630,000
HSBC Securities (USA) Inc.	630,000
J.P. Morgan Securities LLC	630,000
Keefe, Bruyette & Woods, Inc.	630,000
Mizuho Securities USA LLC	630,000
Nomura Securities International, Inc.	598,500
WR Securities, LLC	31,500
RBC Capital Markets, LLC	630,000
Scotia Capital (USA) Inc.	630,000
SMBC Nikko Securities America, Inc.	630,000
Truist Securities, Inc.	630,000
Wells Fargo Securities, LLC	630,000
BTIG, LLC	225,000
Loop Capital Markets LLC	225,000
Oppenheimer & Co. Inc.	225,000
Raymond James & Associates, Inc.	225,000
American Veterans Group, PBC	90,000
C.L. King & Associates, Inc.	90,000
Guzman & Company	90,000
Strong Capital Markets, LLC	90,000
Tigress Financial Partners LLC	90,000
Total	45,000,000

SCHEDULE II

List of Free Writing Prospectuses (expressly included in the Disclosure Package):

The Pricing Term Sheet in the form of Schedule III.

SCHEDULE III

Pricing Term Sheet

Pricing Term Sheet	Free Writing Prospectus
dated as of March 4, 2025	Filed pursuant to Rule 433

Supplementing the
Preliminary Prospectus Supplement dated March 4, 2025 to the
Prospectus dated May 8, 2024
Registration No. 333-279233

KKR & Co. Inc.

45,000,000 Shares of 6.25% Series D Mandatory Convertible Preferred Stock

The information in this pricing term sheet should be read together with KKR & Co. Inc.’s preliminary prospectus supplement dated March 4, 2025 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated May 8, 2024, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration No. 333-279233. Terms not defined in this pricing term sheet have the meanings given to such terms in the Preliminary Prospectus Supplement. The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement and the accompanying prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement or the accompanying prospectus.  All references to dollar amounts are references to U.S. dollars. The size of the offering was increased from the previously announced offering of 30,000,000 shares. The final prospectus supplement relating to the offering will reflect conforming changes relating to such increase in the size of the offering.

Issuer:	KKR & Co. Inc., a Delaware corporation.

Ticker / Exchange for the Common Stock:	KKR / The New York Stock Exchange (“NYSE”).

Trade Date:	March 5, 2025.

Settlement Date:
March 7, 2025, which is the second business day after the initial trade date for the Mandatory Convertible Preferred Stock (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Mandatory Convertible Preferred Stock before the business day before the settlement date must, because the Mandatory Convertible Preferred Stock initially will settle T+2, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Securities Offered:	45,000,000 shares of the Issuer’s 6.25% Series D Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”).

Over-Allotment Option:	6,750,000 additional shares of the Mandatory Convertible Preferred Stock.

Public Offering Price:	$50.00 per share of the Mandatory Convertible Preferred Stock.

Underwriting Discount:	$1.125 per share of the Mandatory Convertible Preferred Stock.

Liquidation Preference:	$50.00 per share of the Mandatory Convertible Preferred Stock.

Dividends:
6.25% of the liquidation preference of $50.00 per share of the Mandatory Convertible Preferred Stock per annum.

The expected dividend payable on the first Dividend Payment Date (as defined below) is approximately $0.7292 per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend is expected to be $0.78125 per share of the Mandatory Convertible Preferred Stock.

Dividend Record Dates:	The February 15, May 15, August 15 and November 15 immediately preceding the relevant Dividend Payment Date.

Dividend Payment Dates:	March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2025 to, and including, March 1, 2028.

Mandatory Conversion Date:
The second business day immediately following the last trading day of the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding March 1, 2028. The Mandatory Conversion Date is expected to be March 1, 2028.

Initial Price:	Approximately $120.7729, which is equal to $50.00, divided by the Maximum Conversion Rate (as defined below).

Threshold Appreciation Price:	Approximately $150.9662, which represents an approximately 25% appreciation over the Initial Price and is equal to $50.00, divided by the Minimum Conversion Rate (as defined below).

Floor Price:	$42.2705 (approximately 35% of the Initial Price), subject to adjustment as described in the Preliminary Prospectus Supplement.

Conversion Rate:
Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than 0.4140 shares of the Issuer’s common stock (the “Maximum Conversion Rate”) and not less than 0.3312 shares of the Issuer’s common stock, (the “Minimum Conversion Rate”), depending on the Applicable Market Value of the Issuer’s common stock and subject to certain anti-dilution adjustments.

The following table illustrates hypothetical conversion rates per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments described in the Preliminary Prospectus Supplement:

	Assumed Applicable Market Value of the Issuer’s common stock	Assumed Conversion Rate (number of shares of the Issuer’s common stock to be received upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock)
	Greater than the Threshold Appreciation Price	0.3312 shares of common stock
	Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 0.3312 and 0.4140 shares of common stock, determined by dividing $50.00 by the Applicable Market Value
	Less than the Initial Price	0.4140 shares of common stock

Early Conversion at the Option of the Holder:
Other than during a Fundamental Change Conversion Period, at any time prior to March 1, 2028, holders of the Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part into shares of the Issuer’s common stock at the Minimum Conversion Rate.

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount:

If a Fundamental Change occurs on or prior to March 1, 2028, holders of the Mandatory Convertible Preferred Stock will have the right to convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part (but in no event in increments of less than one share of the Mandatory Convertible Preferred Stock), into shares of common stock (or units of exchange property (as described in the Preliminary Prospectus Supplement)) at the Fundamental Change Conversion Rate.

Holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will also receive a Fundamental Change Dividend Make-Whole Amount and, to the extent there is any, the Accumulated Dividend Amount.

The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock based on the Fundamental Change Effective Date and the Fundamental Change Stock Price:

	Fundamental Change Stock Price
Fundamental Change Effective Date	$20.00	$40.00	$60.00	$80.00	$100.00	$120.77	$140.00	$150.97	$180.00	$200.00	$220.00	$240.00	$260.00	$280.00	$300.00
March 7, 2025	0.3681	0.3859	0.3823	0.3719	0.3608	0.3512	0.3444	0.3413	0.3355	0.3329	0.3311	0.3298	0.3290	0.3284	0.3280
March 1, 2026	0.3827	0.3963	0.3947	0.3845	0.3714	0.3587	0.3495	0.3453	0.3375	0.3343	0.3321	0.3307	0.3298	0.3293	0.3289
March 1, 2027	0.3980	0.4055	0.4067	0.4008	0.3870	0.3695	0.3553	0.3490	0.3380	0.3340	0.3319	0.3307	0.3302	0.3299	0.3298
March 1, 2028	0.4140	0.4140	0.4140	0.4140	0.4140	0.4140	0.3571	0.3312	0.3312	0.3312	0.3312	0.3312	0.3312	0.3312	0.3312

The exact Fundamental Change Stock Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

•     if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Stock Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;

•     if the Fundamental Change Stock Price is in excess of $300.00 per share (subject to adjustment in the same manner as the Fundamental Change Stock Prices set forth in the first row of the table above as described in the Preliminary Prospectus Supplement), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•     if the Fundamental Change Stock Price is less than $20.00 per share (subject to adjustment in the same manner as the Fundamental Change Stock Prices set forth in the first row of the table above as described in the Preliminary Prospectus Supplement), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Discount Rate for Purposes of Fundamental Change Dividend Make-Whole Amount:
The discount rate for purposes of determining the Fundamental Change Dividend Make-Whole Amount is 4.77% per annum.

Use of Proceeds:
The Issuer estimates that the net proceeds to it from the offering, after deducting the estimated underwriting discounts and estimated offering expenses payable by it, will be approximately $2.20 billion (or approximately $2.53 billion if the underwriters exercise their over-allotment option to purchase additional shares of the Mandatory Convertible Preferred Stock in full).

The Issuer intends to use the net proceeds from the offering for the acquisition of additional equity interests in core private equity portfolio companies reported in its Strategic Holdings segment and for other general corporate purposes.

Listing:
The Issuer intends to apply to list the Mandatory Convertible Preferred Stock on the NYSE under the symbol “KKR PR D.” If the application is approved, the Issuer expects trading in the Mandatory Convertible Preferred Stock on the NYSE to begin within 30 days after the Mandatory Convertible Preferred Stock is first issued.

CUSIP / ISIN for the Mandatory Convertible Preferred Stock:	48251W 500 / US48251W5004

Joint Book-Running Managers:
Morgan Stanley & Co. LLC
KKR Capital Markets LLC
Goldman Sachs & Co. LLC
UBS Securities LLC
Barclays Capital Inc.
BofA Securities, Inc.
CIBC World Markets Corp.
Citigroup Global Markets Inc.
Evercore Group L.L.C.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Keefe, Bruyette & Woods, Inc.
Mizuho Securities USA LLC
Nomura Securities International, Inc.
WR Securities, LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
Truist Securities, Inc.
Wells Fargo Securities LLC

Co-Managers:
BTIG, LLC
Loop Capital Markets LLC
Oppenheimer & Co. Inc.
Raymond James & Associates, Inc.
American Veterans Group, PBC
C.L. King & Associates, Inc.
Guzman & Company
Strong Capital Markets, LLC
Tigress Financial Partners LLC

The Issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by email to prospectus@morganstanley.com; and KKR Capital Markets LLC, by telephone at (212) 750-8300 or by email to ECMCapitalMarkets@kkr.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

EXHIBIT A-1

FORM OF OPINION TO BE PROVIDED BY
SIMPSON THACHER & BARTLETT LLP

[Attached]

EXHIBIT A-2

FORM OF DISCLOSURE LETTER TO BE PROVIDED BY
SIMPSON THACHER & BARTLETT LLP

[Attached]

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

KKR & Co. Inc.
Public Offering of Mandatory Convertible Preferred Stock

 ______________, 2025

Morgan Stanley & Co. LLC
KKR Capital Markets LLC

As Representatives of the Underwriters named in
Schedule I of the Underwriting Agreement

c/o	Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036

c/o	KKR Capital Markets LLC
30 Hudson Yards
New York, New York 10001

Ladies and Gentlemen:

This letter (the “Letter Agreement”) is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between KKR & Co. Inc., a Delaware corporation (the “Company”), and you as the representatives (the “Representatives”) of the Underwriters named therein, relating to an offering of mandatory convertible preferred stock of the Company (the “Offering”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In order to induce you and the Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Morgan Stanley & Co. LLC, offer, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any shares of Common Stock of the Company (“Shares”) or any securities convertible into, or exercisable or exchangeable for such Common Stock (“Related Securities”), or publicly announce an intention to effect any such transaction, for a period from the date hereof until 30 days after the date of the Underwriting Agreement.

The foregoing restrictions shall not apply:

(i)
to the transfer of Shares or Related Securities as a bona fide gift; provided that any filing under Section 16(a) of the Exchange Act in connection with such transfer shall indicate, to the extent permitted by such Section and the related rules and regulations, that such transfer is a bona fide gift;

(ii)
to the transfer of Shares or Related Securities by will or intestate succession to a family member or to a trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned and/or one or more family members or to a charitable organization;

(iii)
if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, to (1) transfers of Shares or Related Securities to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned or (2) distributions of Shares or Related Securities to general partners, limited partners, limited liability company members or stockholders of the undersigned or holders of similar equity interests in the undersigned;

(iv)	if the undersigned is a trust, to transfers to the beneficiary of such trust;

(v)	to transfers to any investment fund or other entity controlled or managed by the undersigned;

(vi)	to transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v);

(vii)
to transfers to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase Shares granted by the Company pursuant to any employee benefit plans or arrangements described in or filed as an exhibit to the registration statement with respect to the Offering, where any Shares received by the undersigned upon any such exercise will be subject to the terms of this Letter Agreement, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase Shares or the vesting of any restricted stock awards granted by the Company pursuant to employee benefit plans or arrangements described in or filed as an exhibit to the registration statement with respect to the Offering, in each case on a “cashless” or “net exercise” basis, where any Shares received by the undersigned upon any such exercise or vesting will be subject to the terms of this Letter Agreement; provided that any filing under Section 16(a) of the Exchange Act in connection with such transfer shall indicate, to the extent permitted by such Section and the related rules and regulations, the reason for such disposition and that such transfer of Shares was solely to the Company;

(viii)
to transfers pursuant to an order of a court or regulatory agency (for purposes of this Letter Agreement, a “court or regulatory agency” means any domestic or foreign, federal, state or local government, including any political subdivision thereof, any governmental or quasi-governmental authority, department, agency or official, any court or administrative body, and any national securities exchange or similar self-regulatory body or organization, in each case of competent jurisdiction); provided that any filing under Section 16(a) of the Exchange Act in connection with such transfer shall indicate, to the extent permitted by such Section and the related rules and regulations, that such transfer is pursuant to an order of a court or regulatory agency;

(ix)
to transfers of Shares or Related Securities to the Company pursuant to the call provisions of existing employment agreements and equity grant documents; provided that any filing under Section 16(a) of the Exchange Act in connection with such transfer shall indicate, to the extent permitted by such Section and the related rules and regulations, the reason for such disposition and that such transfer of Shares or Related Securities was solely to the Company;

(x)	to transfers from an executive officer to the Company upon death, disability or termination of employment, in each case, of such executive officer;

(xi)	to transfers of Shares or Related Securities acquired in the Offering or in open-market transactions after the completion of the Offering;

(xii)
to transfers in response to a bona fide third party tender offer, merger, consolidation or other similar transaction made to or with all holders of securities involving a “change of control” (as defined below) of the Company occurring after the consummation of the Offering, that has been approved by the board of directors of the Company, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s Shares shall remain subject to the terms of this Letter Agreement. For purposes of this clause (xii), “change of control” means the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least 51% of total voting power of the voting stock of the Company;

(xiii)
to entry into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act for the transfer of Shares that does not in any case provide for the transfer of Shares during the lock-up period;

(xiv)
the transfer of Shares or Related Securities pursuant to a written plan in effect on the date hereof meeting the requirements of Rule 10b5-1 under the Exchange Act; provided that any filing under Section 16(a) of the Exchange Act in connection with such transfer shall indicate, to the extent permitted by such Section and the related rules and regulations, that such disposition was pursuant to such a written plan;

(xv)
the transfer of Shares or Related Securities to effect the exchange of direct or indirect interests in KKR Group Partnership L.P. for Shares; provided that such Shares will be subject to the restrictions on transfer provided herein and any filing under Section 16(a) of the Exchange Act in connection with such transfer shall indicate, to the extent permitted by such Section and the related rules and regulations, that such disposition was such an exchange of interests; and

(xvi)
transfers to solely reflect a change in method of beneficial ownership by the undersigned of such Shares or Related Securities from direct through the Company’s transfer agent to indirect through a brokerage or similar account established for the benefit of the undersigned, provided that appropriate controls are imposed to provide reasonable assurance that the terms of this Letter Agreement are complied with;

Provided, further, that:

A.
in the case of any transfer or distribution pursuant to clauses (i) through (vi) above, it shall be a condition to such transfer that each transferee executes and delivers to the Representatives an agreement in form and substance satisfactory to Morgan Stanley & Co. LLC stating that such transferee is receiving and holding such Shares and/or Related Securities subject to the provisions of this Letter Agreement and agrees not to sell or offer to sell such Shares and/or Related Securities, engage in any swap or engage in any other activities restricted under this Letter Agreement except in accordance with this Letter Agreement (as if such transferee had been an original signatory hereto)[; provided, however, that this paragraph A shall not apply to one or more transfers by the undersigned of up to 20,000 shares of Common Stock and/or Related Securities in the aggregate as bona fide gifts pursuant to clause (i)][1];

B.
in the case of any transfer or distribution pursuant to clauses (ii) through (vi), (xiii) and (xvi) above, prior to the expiration of the lock-up period no filing by any party (transferor or transferee) under the Exchange Act (other than those required pursuant to Section 13), or other public announcement reporting a reduction in beneficial ownership of Shares shall be required or shall be made voluntarily in connection with such transfer or distribution.

If for any reason (i) prior to entering into the Underwriting Agreement, the Company notifies the Representatives in writing that the Company does not intend to proceed with the Offering, (ii) the Company and the Representatives have not entered into the Underwriting Agreement on or before March 31, 2025 or (iii) the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), this Letter Agreement shall likewise be terminated.

[Signature Page Follows]

1 To be included only for specified officer(s).

Yours very truly,

Name:
Title:

[Signature Page to the Lock-up Agreement]

EXHIBIT C

LIST OF EXECUTIVE OFFICERS AND DIRECTORS OF THE ISSUER

1.	Henry R. Kravis

2.	George R. Roberts

3.	Joseph Y. Bae

4.	Scott C. Nuttall

5.	Adriane M. Brown

6.	Matthew R. Cohler

7.	Mary N. Dillon

8.	Arturo Gutiérrez Hernández

9.	Xavier B. Niel

10.	Kimberly A. Ross

11.	Patricia F. Russo

12.	Robert W. Scully

13.	Evan T. Spiegel

14.	Robert H. Lewin

15.	Dane E. Holmes

16.	Ryan D. Stork

17.	Kathryn K. Sudol

EXHIBIT D

FORM OF CHIEF FINANCIAL OFFICER CERTIFICATE

KKR & CO. INC.
CHIEF FINANCIAL OFFICER’S CERTIFICATE
March 7, 2025

I, Robert H. Lewin, as Chief Financial Officer of KKR & Co. Inc., a Delaware corporation (the “Company”) who is issuing [•] shares of 6.25% Series D Mandatory Convertible Preferred Stock (the “Shares”), do hereby certify, in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company that:

1.          I am providing this certificate in connection with the offering (the “Offering”) of the Shares by the Company on the terms and subject to the conditions described in the final prospectus supplement dated March 4, 2025 (the “Final Prospectus Supplement”).

2.          I am knowledgeable with respect to the accounting records and internal accounting practices, policies, procedures and controls of the Company and its consolidated subsidiaries and have had responsibility for financial and accounting matters with respect to the Company and its consolidated subsidiaries.

3.          I have read and am familiar with the Final Prospectus Supplement and the financial statements and other financial and statistical information set forth or incorporated by reference therein, including the audited consolidated statements of the financial condition of the Company as of December 31, 2024; and the audited consolidated statements of operations, changes in equity and cash flows of the Company for the year ended December 31, 2024.

4.          I have reviewed the circled information contained on the attached Exhibit A and marked with an “A” (the “Tickmark A Circled Information”), which is included or incorporated by reference in the Final Prospectus Supplement.  As of the date hereof, the Tickmark A Circled Information is accurately derived from internal records or schedules prepared by management.

Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Underwriting Agreement, dated March 4, 2025, between the Company and the Underwriters named in Schedule I thereto.

This certificate is being furnished to the Underwriters of the Offering solely to assist them in conducting their investigation of the Company and its subsidiaries in order to establish appropriate defenses under applicable securities laws or other similar laws relating to disclosure to investors, in connection with the Offering.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate on behalf of the Company as of the date first written above.

KKR & Co. Inc.

By:
Robert H. Lewin
Chief Financial Officer

Exhibit A

Circled Information